Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated June 22, 2009

The LIRNs are being offered by Bank of America Corporation (“BAC”). The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together the “Note Prospectus”). Investing in the LIRNs involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement LIRN-2.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S, its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”), and Banc of America Investment Services, Inc. (“BAI”) is acting as our selling agent. Each of MLPF&S and First Republic is acting in its capacity as a principal, and BAI will use its best efforts to sell the LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Selling discount (1)	$0.225	$
Proceeds, before expenses, to Bank of America Corporation	$9.775	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.950 per unit and $0.175 per unit, respectively.

*Depending on the date the LIRNs are priced for initial sale to the public (the “pricing date”), which may be in July or August 2009, the settlement date may occur in July or August 2009 and the maturity date may occur in July or August 2012. Any reference in this term sheet to the month in which the pricing date, settlement date, or maturity date will occur is subject to change as specified above.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of our subsidiary, Merrill Lynch & Co., Inc.

“MSCI EAFE Index” is a trademark of MSCI Inc. (“MSCI”), and is subject to the terms of a license agreement with us. The LIRNs are not sponsored, endorsed, sold, or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the LIRNs.

Merrill Lynch & Co.	Banc of America Investment Services, Inc.

July     , 2009

Units Leveraged Index Return Notes® Linked to the MSCI EAFE Index, due July , 2012 $10 principal amount per unit Term Sheet No.	Expected Pricing Date* Settlement Date* Maturity Date* CUSIP No.	July , 2009 August , 2009 July , 2012

Leveraged Index Return Notes®

•      115% to 130% leveraged upside exposure to increases in the level of the MSCI EAFE Index (the “Index”)

•      A maturity of approximately 36 months

•      1-to-1 downside exposure to decreases in the level of the Index in excess of a Threshold Value with up to 90% of the principal amount at risk

•      No periodic interest payments

•      No listing on any securities exchange

•      This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

Summary

The Leveraged Index Return Notes® Linked to the MSCI EAFE Index, due July     , 2012 (the “LIRNs”) are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of BAC. The LIRNs provide a leveraged return for investors if the level of the MSCI EAFE Index (the “Index”) increases from the Starting Value of the Index, determined on the pricing date, to the Ending Value of the Index, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the LIRNs and be willing to accept a repayment that is less, and potentially significantly less, than the Original Offering Price of the LIRNs.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-2.

Terms of the LIRNs

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately 36 months
Market Measure:	MSCI EAFE Index (Index symbol: “MXEA”)
Starting Value:	The closing level of the Index on the pricing date. The Starting Value will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the LIRNs.
Ending Value:	The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described in product supplement LIRN-2.
Threshold Value:	90% of the Starting Value, rounded to two decimal places.
Participation Rate:	The Participation Rate will be between 115% and 130%. The actual Participation Rate will be determined on the pricing date and will be set forth in the final term sheet made available in connection with the sales of the LIRNs.
Downside Leverage Factor:	100%
Maturity Valuation Period:

Five scheduled calculation days shortly before the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the LIRNs

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the LIRNs, based on a Threshold Value equal to 90% of the Starting Value, and a hypothetical Participation Rate of 122.5% (the midpoint of the Participation Rate range of 115% to 130%). The green line reflects the hypothetical returns on the LIRNs, while the dotted gray line reflects the return of a hypothetical direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Participation Rate, Threshold Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to three decimal places) payable at maturity, based upon the Downside Leverage Factor of 100%, a hypothetical Starting Value of 1,337.32 (the closing level of the Index on June 10, 2009), a hypothetical Threshold Value of 1,203.59, and a hypothetical Participation Rate of 122.5% (the midpoint of the Participation Rate range of 115% to 130%).

Example 1 — The hypothetical Ending Value is 70% of the hypothetical Starting Value and is less than the hypothetical Threshold Value:

Hypothetical Starting Value:	1,337.32
Hypothetical Ending Value:	936.12
Hypothetical Threshold Value:	1,203.59

$10 –	[	$10 ×	(1,203.59 - 936.12)	x 100%	]	= $8.000
1,337.32

Redemption Amount (per unit) = $8.000

Example 2 — The hypothetical Ending Value is 95% of the hypothetical Starting Value and is greater than the hypothetical Threshold Value:

Hypothetical Starting Value:	1,337.32
Hypothetical Ending Value:	1,270.45
Hypothetical Threshold Value:	1,203.59

Redemption Amount (per unit) = $10.000

If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount (per unit) will equal the $10 Original Offering Price.

Example 3 — The hypothetical Ending Value is 110% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,337.32
Hypothetical Ending Value:	1,471.05

$10 +	[	$10 × 122.5% x	(1,471.05 - 1,337.32)	]	= $11.225
1,337.32

Redemption Amount (per unit) = $11.225

The following table illustrates, for a hypothetical Starting Value of 1,337.32 (the closing level of the Index on June 10, 2009), a Threshold Value of 90% of the hypothetical Starting Value, and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the LIRNs (rounded to three decimal places);
▪	the total rate of return to holders of the LIRNs;
▪	the pretax annualized rate of return to holders of the LIRNs; and
▪

the pretax annualized rate of return of a hypothetical direct investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 3.83% per annum, as more fully described below.

The table below reflects the Downside Leverage Factor of 100% and a hypothetical Participation Rate of 122.50% (the midpoint of the Participation Rate range of 115% to 130%). The actual Participation Rate will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the LIRNs.

Hypothetical Ending Value	Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the LIRNs	Pretax Annualized Rate of Return on the LIRNs(1)	Pretax Annualized Rate of Return of the Stocks Included in the Index(1)(2)
668.66	-50.00%	$6.000	-40.00%	-16.32%	-16.63%
802.39	-40.00%	$7.000	-30.00%	-11.54%	-11.57%
936.12	-30.00%	$8.000	-20.00%	-7.30%	-7.11%
1,136.72	-15.00%	$9.500	-5.00%	-1.70%	-1.25%
1,203.59(3)	-10.00%	$10.000	0.00%	0.00%	0.52%
1,283.83	-4.00%	$10.000	0.00%	0.00%	2.55%
1,310.57	-2.00%	$10.000	0.00%	0.00%	3.20%
1,337.32(4)	0.00%	$10.000	0.00%	0.00%	3.85%
1,404.19	5.00%	$10.613	6.13%	1.99%	5.42%
1,471.05	10.00%	$11.225	12.25%	3.89%	6.93%
1,537.92	15.00%	$11.838	18.38%	5.70%	8.38%
1,604.78	20.00%	$12.450	24.50%	7.44%	9.79%
1,671.65	25.00%	$13.063	30.63%	9.11%	11.15%
1,738.52	30.00%	$13.675	36.75%	10.71%	12.47%
1,805.38	35.00%	$14.288	42.88%	12.25%	13.75%
1,872.25	40.00%	$14.900	49.00%	13.74%	14.99%
1,939.11	45.00%	$15.513	55.13%	15.18%	16.20%
2,005.98	50.00%	$16.125	61.25%	16.58%	17.37%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from June 15, 2009 to June 15, 2012, a term expected to be similar to that of the LIRNs.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 3.83% per annum, paid quarterly from the date of initial delivery of the LIRNs, applied to the level of the Index at the end of each quarter, assuming this level increases or decreases linearly from the hypothetical Starting Value to the relevant hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Threshold Value. The actual Threshold Value will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the LIRNs.

(4)	This is the hypothetical Starting Value, which was the closing level of the Index on June 10, 2009. The actual Starting Value will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the LIRNs.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Participation Rate, Threshold Value, and the term of your investment.

Risk Factors

An investment in the LIRNs involves significant risks. The following is a list of certain of the risks involved in investing in the LIRNs. You should carefully review the more detailed explanation of risks relating to the LIRNs in the “Risk Factors” sections included in product supplement LIRN-2 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the LIRNs, while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the LIRNs.

▪	A trading market is not expected to develop for your LIRNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	MSCI may adjust the Index in a way that affects its level, and MSCI has no obligation to consider your interests.

▪

You will have no rights as a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

▪	Your return on the LIRNs may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the LIRNs.

▪	We do not control any company included in the Index and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on LIRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of LIRNs.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the LIRNs and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of LIRNs. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement LIRN-2.

Investor Considerations

You may wish to consider an investment in the LIRNs if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Ending Value.

▪	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our perceived creditworthiness.

The LIRNs may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the LIRNs to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity.

Other Terms of the LIRNs

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement LIRN-2.

A “Market Measure Business Day” means a day on which:

(A) the New York Stock Exchange, the NASDAQ Stock Market, the London Stock Exchange, the Frankfurt Stock Exchange, the Pairs Bourse, and the Tokyo Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B) the Index or any successor thereto is calculated and published.

Other Provisions

We may deliver the LIRNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the LIRNs occurs more than three business days from the pricing date, purchasers who wish to trade LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S, First Republic, and BAI, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the LIRNs. Accordingly, offerings of the LIRNs will conform to the requirements of NASD Rule 2720. MLPF&S and First Republic will purchase the LIRNs as principal, while BAI will use its best efforts to sell the LIRNs. In the original offering of the LIRNs, the LIRNs will be sold in minimum investment amounts of 100 units.

MLPF&S, First Republic, and BAI may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the LIRNs but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S, First Republic, and BAI may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

The MSCI EAFE Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of MSCI discontinuing publication of the Index are discussed in the section of product supplement LIRN-2 entitled “Description of LIRNs—Discontinuance of a Market Measure.” Neither we, the calculation agent, nor MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is intended to measure equity market performance in developed market countries, excluding the US and Canada. The Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of June 15, 2009, the five largest country weights were Japan (23.9%), the United Kingdom (21.1%), France (10.5%), Germany (7.8%), and Switzerland (7.4%), and the five largest sector weights were Financials (24.6%), Industrials (11.4%), Consumer Discretionary (10.1%), Consumer Staples (9.7%), and Materials (9.5%).

The Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI recently enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•

Equity Universe Minimum Free Float–Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float–adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float–adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or

GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a market investable equity universe of an Emerging Market.

•

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi–Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size–segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size–segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi–Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including our selling agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. MSCI does not guarantee the accuracy or the completeness of the Index, or any data included in the Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index, or the manner in which the Index is applied in determining the amount payable on the LIRNs at maturity.

The following graph sets forth the monthly historical performance of the Index in the period from January 2004 to May 2009. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On June 10, 2009, the closing level of the Index was 1,337.32.

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

Our right to use the Index in connection with the LIRNs is subject to a license agreement between us and MSCI. In connection with that license, please note the following:

THE LIRNS ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE LIRNS HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE LIRNS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE LIRNS OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE LIRNS, TO US, TO THE OWNERS OF THE LIRNS, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE LIRNS OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE LIRNS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE LIRNS. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE LIRNS OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE LIRNS.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE INDEX, OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY US, OWNERS OF THE LIRNS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDEX, OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEX, OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE INDEX, AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the LIRNs, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the LIRNs without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the LIRNs, including the following:

▪

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the LIRNs for all tax purposes as a single financial contract with respect to the Index that requires you to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Index.

▪

Under this characterization and tax treatment of the LIRNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the LIRNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the LIRNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement LIRN-2, which you should carefully review prior to investing in the LIRNs.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the LIRNs, we intend to treat the LIRNs for all tax purposes as a single financial contract with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. Under the terms of the LIRNs, we and every investor in the LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the LIRNs as described in the preceding sentence. This discussion assumes that the LIRNs constitute a single financial contract with respect to the Index for U.S. federal income tax purposes. If the LIRNs did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the LIRNs.

This characterization of the LIRNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement LIRN-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the LIRNs, including possible alternative characterizations.

Settlement At Maturity or Sale or Exchange Prior to Maturity. Assuming that the LIRNs are properly characterized and treated as single financial contracts with respect to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, a U.S. Holder (as defined in product supplement LIRN-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the LIRNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the LIRNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the LIRNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement LIRN-2.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003415/g18702p2e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the LIRNs, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.